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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           VARCO INTERNATIONAL, INC.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                           VARCO INTERNATIONAL, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 19, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Varco International, Inc. (the "Company") will be held at the Doubletree Hotel, 100 The City Drive, Orange, California, on Tuesday, May 19, 1998 at 10:00 a.m., local time, for the following purposes:

  1. To elect ten directors to serve until the next annual meeting and until their successors are elected and qualified. In connection therewith, the Company's Board of Directors intends to nominate for election George Boyadjieff, George S. Dotson, Andre R. Horn, Jack W. Knowlton, Leo J. Pircher, Walter B. Reinhold, Carroll W. Suggs, Robert A. Teitsworth, Eugene R. White and James D. Woods.

  2. To consider and act upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 120,000,000.

  3. To consider and act upon a proposal to approve certain amendments to the Company's 1994 Directors' Stock Option Plan and certain options outstanding thereunder as described in the accompanying Proxy Statement.

  4. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the annual period ending December 31, 1998.

  5.  To transact such other business as may properly come before the meeting.

  Holders of Common Stock of record at the close of business on March 23, 1998, will be entitled to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Donald L. Stichler
                                          Secretary

Orange, California
April [  ], 1998

  SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF IT IS MAILED IN THE UNITED STATES.

                           VARCO INTERNATIONAL, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    SOLICITATION AND REVOCATION OF PROXIES

  Your proxy on the enclosed form is solicited by the Board of Directors of Varco International, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 19, 1998 (the "Annual Meeting"), and at any adjournment thereof. The cost of this proxy solicitation will be borne by the Company. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to the beneficial owners of the Company's Common Stock. The Company expects to reimburse such parties for their charges and expenses in connection therewith. In addition to solicitation by mail, directors, officers and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, telegraph or personally.

  Any shareholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. A proxy may also be revoked by giving written notice to the Company of the shareholder's death or incapacity prior to the counting of the vote. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting.

  Unless you revoke your proxy or attend the meeting and elect to vote in person, your shares will be voted in accordance with your instructions or, if no choices are specified, will be voted (1) FOR the election as directors of the ten nominees named below, (2) FOR the proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 120,000,000, (3) FOR the proposal to approve certain amendments to the Company's 1994 Directors' Stock Option Plan and certain outstanding options and (4) FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 1998. The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the proxies named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

  This proxy statement and the accompanying proxy are being mailed to shareholders on or about April [ ], 1998. The mailing address of the principal executive offices of the Company is 743 North Eckhoff Street, Orange, California 92868. The Company's telephone number is (714) 978-1900.

                               VOTING AT MEETING

  The close of business on March 23, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 64,324,335 shares of Common Stock. The presence, either in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied but are not considered as having voted for the purposes of determining the outcome of a vote. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  In the election of directors, shareholders are entitled to cumulate their votes for candidates if such candidates' names have been placed in nomination prior to the voting and a shareholder has given notice at the Annual Meeting prior to the voting of his or her intention to cumulate votes. If votes for directors may be cumulated, each share has a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The ten nominees for director receiving the highest number of votes at the Annual Meeting will be elected. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded from the vote and will have no effect.

  In all matters other than the election of directors, each share has one vote. The vote required for the proposed amendment increasing the Company's authorized Common Stock is the affirmative vote of the holders of a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting. The vote required for approval of the proposed amendments to the 1994 Directors' Stock Option Plan and certain options outstanding thereunder is a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. With respect to both proposals, abstentions and non-votes will have the same effect as a vote against.

                             ELECTION OF DIRECTORS

NOMINEES

  Ten directors, constituting the entire Board of Directors of the Company, are to be elected at the Annual Meeting The persons to be elected as directors at the Annual Meeting will hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified.

  The proxies solicited by the Company's Board of Directors will be voted for the election of the nominees named below and votes will be cumulated, if applicable, in such manner as the proxy holders may determine in their discretion, unless and to the extent authority to do so is withheld in the enclosed proxy. If for any reason one or more of the nominees should be unable to serve or refuse to serve as director (an event which the Board of Directors does not anticipate), the persons named in the enclosed proxy will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to do so is included in the proxy.

  Certain information with respect to each nominee is presented below. The Board of Directors recommends shareholders vote FOR the election of each nominee as a director of the Company.

  WALTER B. REINHOLD, Chairman of the Board, has been a director of the Company since 1970. He served as Chief Executive Officer of the Company from 1970 until April 1991, and prior thereto he served as Executive Vice President. He has been employed by the Company since 1949. Mr. Reinhold received a Bachelor of Arts degree from Stanford University. Age 73.

  GEORGE BOYADJIEFF, a director of the Company since 1976, is the President and Chief Executive Officer of the Company. He has served as President since 1981 and has been Chief Executive Officer since April 1991. Mr. Boyadjieff served as Chief Operating Officer from 1979 until April 1991. Prior to his election as President, he was Senior Vice President--Operations. He has been employed by the Company since 1969. Mr. Boyadjieff is a director of Unit Instruments, Inc. Mr. Boyadjieff received Bachelor of Science and Master of Science degrees from the University of California at Berkeley. Age 59.

  GEORGE S. DOTSON, a director of the Company since February 1997, is a Director and Vice President of Helmerich & Payne, Inc. and President of its subsidiary, Helmerich & Payne International Drilling Co., an owner-operator of drilling rigs providing drilling services to both the land and offshore oil and gas drilling industry. Mr. Dotson has held these positions since 1977. He is a director of Atwood Oceanics, Inc. Mr. Dotson is a graduate of Massachusetts Institute of Technology and Harvard Business School. Age 57.

  ANDRE R. HORN, a director of the Company since July 1987, retired from Joy Manufacturing Co. in 1985 where he served as a director and Chairman of the Board. Mr. Horn was Chairman of the Board of Needham & Co., Inc. ("Needham"), investment bankers, from 1985 until 1991. He is a director of Western Digital Corporation and REMEC, Inc. Mr. Horn is a graduate of the University of Paris. Age 69. Member: Audit Committee

  JACK W. KNOWLTON, a director of the Company since 1975, is the President and owner of The Knowlton Company, which provides consulting services to the oil service industry. From 1987 to 1989 Mr. Knowlton was President and a director of Sub Sea Systems, a manufacturer of underwater camera devices. From 1983 to 1986 Mr. Knowlton was Senior Vice President--Technology and Marketing of Smith International, Inc., prior to which he served as a Group Vice President. Prior to 1977 Mr. Knowlton was President of Martin Decker Company, a subsidiary of Gardner-Denver Company. Mr. Knowlton received a Bachelor of Science degree from Stanford University. Age 71. Member: Audit Committee; Compensation Committee

  LEO J. PIRCHER, a director of the Company since 1970, has been a member of Pircher, Nichols & Meeks, general counsel for the Company, since November 1983. Mr. Pircher is a graduate of the University of California at Berkeley and the University of California Boalt Hall School of Law. Age 65.

  CARROLL W. SUGGS, a director of the Company since August 1993, is the Chairman of the Board, President and Chief Executive Officer of Petroleum Helicopters, Inc., a provider of helicopter services to companies engaged in offshore oil and gas exploration, development and production. She has been Chairman of the Board of Petroleum Helicopters, Inc. since March 1990 and Chief Executive Officer since July 1992 and was Vice Chairman of the Board from September 1989 to March 1990. Ms. Suggs is a director of Whitney Holding Corporation. Age 59.

  ROBERT A. TEITSWORTH, a director of the Company since 1979, has been an independent oil and gas producer since 1986. From 1983-1986 he was co-owner and Chief Executive Officer of Trio Petroleum Inc. From 1959 to 1983 Mr. Teitsworth was employed by Occidental Oil and Gas Corporation. From 1971 to 1983 he was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation. During the same period Mr. Teitsworth also served as an Executive Vice President and on the Board of Directors of Occidental Petroleum Corporation. Mr. Teitsworth received Bachelor of Science and Master of Science degrees from Stanford University. Age 67. Member: Audit Committee; Compensation Committee

  EUGENE R. WHITE, a director of the Company since October 1990, is a consultant to Amdahl Corporation. Mr. White previously held various positions at Amdahl Corporation. He served as the Vice Chairman of Amdahl Corporation from 1987 to 1994, and he served as Chairman of the Board from 1979 to 1987 and Chief Executive Officer from 1979 to 1983. Mr. White was Deputy Chairman of the Board and was Amdahl's President from 1974 to 1977. He is a director of Needham & Co. and Harveys Casino Resorts. Mr. White received a Bachelor of Science in physics from the University of Maine. Age 66.

  JAMES D. WOODS is the Chairman Emeritus and Consultant to Baker Hughes Incorporated ("Baker Hughes"). He was CEO from April 1987 and Chairman from January 1989 until January 1997. Baker Hughes is a provider of products and services to the oil, gas and process industries. Mr. Woods serves on the Board of Directors for The Kroger Co., Wynn's International, Inc. and Howmet International, Inc. Mr. Woods received a Bachelor of Arts degree from California State University, Fullerton. Mr. Woods served as a director of the Company from October 1988 through May 1990 and from December 1990 until present. Age 66. Member: Compensation Committee

BOARD MEETINGS AND COMMITTEES

  During 1997, the Board of Directors of the Company held a total of five meetings. All directors attended at least 75% of the total number of meetings of the full Board of Directors and of committees of which such directors were members except Messrs. Horn and Pircher, each of whom was unable to attend two of the Board of Directors' meetings.

  The committees of the Board of Directors are the Audit Committee and the Compensation Committee. Messrs. Horn (Chairman), Knowlton and Teitsworth are presently the members of the Audit Committee. The members of the Compensation Committee are Messrs. Woods (Chairman), Knowlton and Teitsworth.

  The Audit Committee meets at least annually with the Company's independent auditors and the Company's management to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. Reports of the Audit Committee's findings are made to the Board of Directors. The Audit Committee makes recommendations to the Board of Directors with respect to the scope of the audit conducted by the independent auditors of the Company and the related fees; the accounting principles being applied by the Company in financial reporting; and the adequacy of internal controls. The Audit Committee met twice in 1997.

  The Compensation Committee meets periodically to review the Company's executive compensation policies. The Compensation Committee administers the executive compensation program, makes recommendations to the Board of Directors from time to time concerning the Company's compensation and benefits practices generally, and is the administrator of the Company's stock option plans, stock bonus plan, and stock purchase plan. The Compensation Committee met once in 1997.

  The Company does not have a nominating committee. Nominations for the Board of Directors are made and considered by the Board of Directors as a whole.

DIRECTOR COMPENSATION

  For their services rendered on the Board of Directors, directors other than Messrs. Reinhold and Boyadjieff receive an annual fee of $13,000 plus $2,000 for each meeting of the Board of Directors attended (other than meetings attended by means of telephonic conference equipment) and $500 for each meeting of any Committee of the Board of Directors attended (other than a Committee meeting held in conjunction with a meeting of the Board of Directors and other than Committee meetings attended by means of telephonic conference equipment).

  On August 14, 1997, pursuant to the 1994 Directors' Stock Option Plan, each of Messrs. Dotson, Horn, Knowlton, Pircher, Teitsworth, White and Woods and Ms. Suggs was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $18.672 per share. For a description of the principal terms of the 1994 Directors' Stock Option Plan and the amendments to such Plan and certain options outstanding thereunder, which are being submitted for approval at the Annual Meeting, see "AMENDMENTS OF 1994 DIRECTORS' STOCK OPTION PLAN AND CERTAIN OPTIONS OUTSTANDING THEREUNDER."

  On August 2, 1994, the Board of Directors approved the Director Savings Plan (the "Director Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's non-employee directors by enabling participants to defer up to 100% of their annual fee and meeting fees. Participants in the Director Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Director Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Director Savings Plan (a) in the event of (1) the termination of a director's service on the Board of Directors (including a failure to renominate a director for election) where such director has indicated his or her willingness to serve and the termination is not the result of his or her removal for cause or (2) a termination by a director of his or her service on the Board within three years after a "Change in Control" and following a reduction in directors' fees not agreed to by such director; (b) at the participant's election upon two years' advance notice; or (c) in the event of the disability of a director. A Change in Control occurs in the event (1) any person or group becomes the beneficial owner of more than 20% of the Company's Common Stock; (2) a change within a two-year period in a majority of the Board of Directors without the approval of two-thirds of the directors; (3) certain mergers of the Company;
(4) the sale or other disposition of substantially all of the Company's assets; or (5) the liquidation or dissolution of the Company. Due to the reduction in the number of outstanding shares of the Company's Common Stock as a result of the completion in April of 1995 of the Company's "Dutch auction" type tender offer (the "Tender Offer") pursuant to which the Company purchased 3,150,560 shares of its Common Stock, Baker Hughes Incorporated became the owner of more than 20% of the Company's Common Stock, which resulted in a Change in Control under the "split-dollar" life insurance program.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on Company records and written representations from the Company's executive officers and directors, the Company believes that all such filing requirements applicable to its directors and executive officers during and with respect to 1996 were complied with except that Andre R. Horn, a director of the Company, filed one late report reporting three transactions; Leo J. Pircher, a director of the Company, filed one late report reporting one transaction; James D. Woods, a director of the Company, filed one late report reporting one transaction; and Maurice E. Jacques, a former director of the Company, filed one late report reporting one transaction.

                   BENEFICIAL OWNERSHIP OF VARCO SECURITIES

  The following table sets forth the beneficial ownership of Varco's Common Stock by the beneficial owners of more than 5% percent thereof, by each director of Varco, by certain executive officers and by all directors and executive officers of Varco as a group, as of March 1, 1998. Except as indicated in the table, there is no person known to the Company who owns beneficially 5% or more of Varco's Common Stock.

                          AMOUNT AND NATURE
   NAME OF BENEFICIAL       OF BENEFICIAL     PERCENT OF
        OWNER(A)            OWNERSHIP(B)        CLASS
   ------------------     -----------------   ----------
George Boyadjieff.......        571,396(c)         *
George S. Dotson........         10,000(d)         *
Robert J. Gondek........         93,239(e)         *
Andre R. Horn...........         18,000(f)         *
Richard A. Kertson......         76,964(g)         *
Jack W. Knowlton........         52,800(h)         *
Roger D. Morgan.........         50,364(i)         *
Leo J. Pircher..........        608,921(j)(k)      *
Walter B. Reinhold......      1,317,214(k)(l)    2.1%
Carroll W. Suggs........         26,000(h)         *
Robert A. Teitsworth....         23,000            *
Eugene R. White.........         55,000            *
James D. Woods..........          4,000            *
FMR Corp................      5,253,349(m)       8.2%
AMVESCAP PLC............      4,621,800(n)       7.2%
Pilgrim Baxter &
 Associates, LTD........      4,487,400(o)       7.0%
Franklin Resources Inc..      4,146,840(p)       6.5%
All Directors and
 Executive Officers as a
 Group..................      2,967,759(q)       4.6%

--------
* Less than 1% of the shares of Common Stock outstanding on March 1, 1998.
(a) The address of each individual named in the table is c/o the Company, 743 North Eckhoff Street, Orange, California 92868. All individuals named in the table are directors or executive officers of the Company.
(b) The named beneficial owners have sole voting and investment power with respect to the listed shares except as otherwise indicated in the footnotes below.
(c) Includes 443,087 shares issuable upon exercise of options.
(d) Includes 5,000 shares issuable upon exercise of options. Does not include 1,000 shares held by Mr. Dotson's spouse with respect to which she has sole voting and investment power and Mr. Dotson disclaims beneficial ownership.
(e) Includes 74,686 shares issuable upon exercise of options.
(f) Includes 7,500 shares issuable upon exercise of options.
(g) Includes 36,208 shares issuable upon exercise of options.
(h) Includes 25,000 shares issuable upon exercise of options.
(i) Includes 46,995 shares issuable upon exercise of options.
(j) Includes 431,921 shares held by trusts of which Mr. Pircher is the sole trustee and has sole voting and investment power. Mr. Pircher disclaims beneficial ownership of such shares. Includes 10,000 shares issuable upon exercise of options.
(k) Includes 156,800 shares held by a trust of which Mr. Pircher and Mr. Reinhold are trustees and share voting and investment power. Messrs. Pircher and Reinhold disclaim beneficial ownership of such shares.
(l) Includes 400 shares Mr. Reinhold owns jointly with his spouse, with respect to which he shares voting and investment power with his spouse. Also includes 90,040 additional shares, all owned by Mr. Reinhold's spouse, with respect to which Mr. Reinhold shares voting and investment power and disclaims beneficial ownership. Does not include 124,584 shares with respect to which Mr. Reinhold's spouse acts as custodian and with respect to which she has sole voting and investment power and Mr. Reinhold disclaims beneficial ownership.
(m) FMR Corp. is the beneficial owner of 5,253,349 shares with respect to which it has sole dispositive power and with respect to 770,400 shares of which it has sole voting power. All of such shares are also deemed to be beneficially owned by Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp. and the owner of 24.5 % of the voting stock of FMR Corp., with respect to which they each have sole dispositive power, and who, together with certain members of the Johnson family, may be deemed to form a controlling group with respect to FMR Corp. Fidelity Management & Research Company, a registered investment adviser and wholly-owned subsidiary of FMR Corp., is the beneficial owner of 4,505,249 shares held by various registered investment companies (the "Funds") and Fidelity American Special Situations Trust ("FASST"), a unit trust established under English law, to whom it acts as investment adviser or sub-adviser. Mr. Johnson, FMR Corp. and the Funds each has sole dispositive power (but no voting power) with respect to the 4,482,949 shares owned by the Funds. Fidelity Investment Services Limited, the investment adviser to FASST, FMR Corp. and FASST each has the sole dispositive and voting power with respect to the 22,300 shares held by FASST. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 735,900 shares owned by institutional accounts to which it serves as investment manager, with respect to which shares Mr. Johnson and FMR Corp. each has sole voting and dispositive power. Fidelity International Limited, 39.89% of the voting power of which is owned by a partnership controlled by Mr. Johnson and members of his family, is the beneficial owner of 34,500 shares, including the 22,300 shares owned by FASST. The address of the foregoing beneficial owners is 82 Devonshire Street, Boston, MA 02109. The foregoing information is taken from Amendment No. 2 to Schedule 13G, dated February 14, 1998 and filed by FMR Corp. with the Securities and Exchange Commission (the "SEC").
(n) AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North Amenican Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Realty Advisers, Inc. and INVESCO Management & Research, Inc., subsidiaries of AMVESCAP PLC, have shared voting power and shared investment power with respect to 4,621,800 shares. The address of the foregoing beneficial owners is 11 Devonshire Square, London EC2M 4YR, England. Information with respect to the beneficial ownership of such persons is taken from Amendment No. 1 to
    Schedule 13G, dated February 9, 1998, filed by AMVESCAP PLC. with the SEC.
(o) Pilgrim Baxter & Associates, Ltd. ("Pilgrim"), a registered investment adviser, is the beneficial owner of 4,487,400 shares. Pilgrim has sole voting power with respect to 4,170,900 shares, shared voting power with respect to 4,487,400 shares and sole dispositive power with respect to 4,487,400 shares. Pilgrim's address is 825 Duportail Road, Wayne, PA 19087. The foregoing information is taken from a Schedule 13G, dated January 20, 1998, filed by Pilgrim with the SEC.
(p) Franklin Resources, Inc. ("FRI"), as the parent holding company for investment advisory subsidiaries to closed-end investment companies or other managed accounts, and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of FRI (the "Principal Shareholders") are the beneficial owners of 4,146,840 shares. Franklin Advisors, Inc. ("FAI"), an investment advisory subsidiary of FRI, is the beneficial owner of 4,138,800 of such shares with respect to which it has sole voting and dispositive power. Franklin Management, Inc., also an investment advisory subsidiary of FRI, has sole dispositive power with respect to 8,040 shares. Franklin Small Cap Growth Fund, a registered investment company, has an interest in more than 5% of the Varco Common Stock. The address of the foregoing beneficial owners is 777 Mariners Island Boulevard, San Mateo, CA 94404. The foregoing information is taken from a Schedule 13G, dated February 10, 1998, filed by FRI with the SEC.
(q) Includes 729,211 shares issuable upon exercise of options by six executive officers and five directors of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's overall compensation and benefit programs, and for administering the compensation of its executive officers.

  The objective of the Company's executive compensation program is to attract, motivate and retain executive officers by ensuring that appropriate total compensation is paid for positions of equivalent responsibility compared to its peer companies. Peer company compensation practices are determined from surveys conducted specifically for the Company as well as published studies. Principal among the former is a survey of approximately 50 industrial companies having revenue and market capitalization similar to that of the Company ("Comparable Company" survey). Published surveys considered are mainly those specifically covering the oilfield services industry and include a number of companies having a market capitalization substantially larger than the Company. The Peer Group used for comparative purposes in the Stock Performance Graph is Standard & Poors industry group 395, Oil Well Equipment and Services. Most of the companies included in that index are much larger than the Company, and are not part of the Comparable Company survey.

  Compensation for executive officers consists of three components: base salary, incentive compensation and stock options.

SALARY

  Salaries of executive officers other than the Chairman and the Chief Executive Officer are based upon the Salary Grade to which their position is assigned, and such factors as experience, qualifications, and individual performance. Salary ranges for each Salary Grade are primarily based on similar positions in Comparable Companies and are reviewed annually. The midpoint of each Salary Grade is targeted at approximately the 75th percentile of the Comparable Company sample. Rather than using a Salary Grade, the CEO's salary is compared to the actual salaries of CEO's in the Comparable Company group as well as other oilfield service companies. The CEO's salary is targeted at approximately the 75th percentile of the Comparable Company group, and is more subjectively compared to his peers in other oilfield service companies. The salary of the Chairman has not been increased since 1992, as he no longer serves as Chief Executive Officer of the Company.

  The actual salary for each executive officer is established by the Compensation Committee, considering the relative position of his/her current salary within the range for the Salary Grade, and the executive's performance rating. That performance rating is a subjective evaluation, taking into account such factors as: financial performance of the business unit for which the executive is responsible (as measured principally by Operating Profit and Operating Profit Return on Average Net Assets Employed, in each case as compared to the Annual Financial Plan), achievement of that unit's annual goals, attainment of the executive's personal goals, and his/her overall contribution to the Company's performance.

  For executive officers other than the Chairman and the CEO, 1997 base salaries averaged 112% of the applicable Salary Grade midpoint, with a low of 100% and a high of 117%.

INCENTIVE COMPENSATION

  The purpose of the Company's Management Incentive Bonus Plan is to provide incentive compensation in the form of cash and stock bonuses to those employees who have a substantial impact on financial performance, for the achievement of above average financial results. The plan includes executive officers, managers and other selected key employees. Division participants' cash incentive bonuses are based on Division financial performance, and Corporate management's cash incentive bonuses are based on overall Company financial results.

  The general criteria for measuring financial performance are profitability and return on investment. At the consolidated total Company level the specific criteria are Earnings Per Share and Cash Flow Return on Average

Net Investment. At the Division level they are Operating Profit and Operating Profit Return on Average Net Assets Employed. For 1997 profitability measures and return on investment measures carried equal weighting.

  At the beginning of each year, the Compensation Committee establishes, for each Division as well as the overall Company, a series of performance levels for each financial performance criteria. These performance levels are based primarily on the Annual Financial Plan, also taking into account previous financial results, industry and market conditions, and long-term financial goals.

  The Compensation Committee also establishes bonus percentages at each performance level for every Salary Grade. In establishing this percentage the Committee considers the total potential bonus payout at each performance level, in relation to the associated pre-tax income amount, also taking into account the bonus-to-salary relationship in the Comparable Company survey. For executive officers, 1997 bonus percentages at the "target" or mid-range performance level were approximately 70 per cent of the average cash bonus paid by Comparable Companies. No bonus is payable unless a minimum financial performance level is achieved.

  An individual participant's potential bonus is calculated by multiplying his/her annual salary by the bonus percentage for his/her Salary Grade at the performance level achieved. This potential bonus may be adjusted based on superior individual performance and contribution, subject to a maximum increase of 25%.

  As an additional element of the Management Incentive Bonus Plan, executive officers' cash bonuses may be increased by 50%, or decreased by 33%, depending on the performance of Varco's Common Stock relative to a group of 10 peer companies. Specifically, if the year-to-year increase in the price of Varco Common Stock (as measured by the average of the last 5 trading days of the current bonus plan year divided by the average for the last 5 trading days of the preceding year) is among the top 3 of 11 companies, Executive Officers' cash bonuses are increased by 50%; if Varco's Common Stock price increase is among the bottom 3 of the group, such bonuses are reduced by 33%.

  In 1997 three Divisions significantly exceeded their "target" performance levels; one was just above its "target"; and one Division's performance fell below the minimum qualifying threshold. The overall Company performance was significantly above the "target" level, and Corporate executives received cash bonuses which were approximately 2.7 times the target level. No discretionary adjustments to executive officer bonuses were made in 1997. The year-to-year increase in Varco Common Stock was in the top three of the peer oil service companies and executive officers' cash bonuses were increased by 50%.

  The Compensation Committee administers the Company's Stock Bonus Plan and is authorized to provide additional compensation to executive officers and other key employees in the form of awards of Common Stock ("Stock Awards"). Such Stock Awards are generally granted to all participants in the Management Incentive Bonus Plan based upon overall Company financial performance, i.e. Earnings Per Share and Cash Flow Return on Average Net Investment. For 1997, the Compensation Committee granted Stock Awards to each participant in the Management Incentive Bonus Plan with a value (based on a $23.1875 per share price) equal to one-third of the Management Incentive Plan bonus amount associated with such individual's Salary Grade at the overall Company performance level actually achieved.

STOCK OPTIONS

  The Company's 1990 Stock Option Plan is intended to encourage key employees of the Company to continue in the employment of the Company and to contribute to its growth and success by providing such employees a favorable opportunity to participate in the ownership of the Company by acquiring its Common Stock. The Stock Option Plan permits the granting of incentive stock options, non-statutory stock options and stock appreciation rights. The Compensation Committee is authorized to designate the optionees, to determine the number of shares for each optionee, and to fix the exercise price (which may not be less than the fair market value at the date of grant), the term and the vesting schedule.

  Stock Options are generally granted annually, and generally are extended from executive management through supervisory and senior professional levels. The total pool of shares to be granted is determined by the Compensation Committee after considering the number of shares available under the Stock Option Plan and the current market price. In 1997 the number of shares granted to each executive officer, other than the Chief Executive Officer, was determined based upon the aggregate current market value of such shares, expressed as a percentage of the individual executive officer's 1997 base salary. The market value of option shares so determined was 100 per cent of base salary. For non-executives, shares are allocated among participants based upon each optionee's salary grade. A limited number of subjective adjustments were made to reflect significant variations in individual contribution and performance. The total dollar value (based on current market value as well as on an option pricing model) of options granted to each executive officer, expressed as a percentage of annual salary, is evaluated against the compensation practices of the Comparable Company sample. The value of awards to executive officers, expressed as a percentage of base salary, are typically below the average of that group.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

  Consistent with all other executive officers, the CEO's 1997 compensation was based on a combination of individual performance and overall Company performance. Mr. Boyadjieff's total compensation includes base salary, incentive compensation and stock options.

  Mr. Boyadjieff's salary for fiscal 1996 was $487,600 His salary was increased to $550,000 effective January 1, 1997. In establishing this level, the Committee took into consideration the fact that Mr. Boyadjieff's 1996 salary was below the 75th percentile of salaries for CEO's in the Comparable Company sample. Additionally, the Committee considered the actual salaries of the Chief Executive Officers of other public companies in the oilfield services industry of comparable size to the Company.

  The Compensation Committee considers Mr. Boyadjieff's leadership to be instrumental to the past and continued success of the Company. They also take note of his recognition within the industry as a leading authority on the application and development of new technology to drilling equipment, and his role as chief technical officer for the Company.

  Based on the criteria established for the Management Incentive Bonus Plan and the Company's 1997 financial performance, Mr. Boyadjieff was eligible for a cash bonus equivalent to 104% of his 1997 base salary. Since the Company's financial performance was significantly above the "target" level, this bonus amount was approximately 2.5 times above the amount available at the "target" performance level. In addition, Mr. Boyadjieff's cash bonus was increased 50% as a result of Varco's year-to-year price increase in its Common Stock. In accordance with the awards described above, Mr. Boyadjieff also received a Stock Bonus having a value equal to one-third of the base bonus amount. For fiscal 1996 Mr. Boyadjieff received an incentive bonus equal to 41% of his base salary. In 1997 Mr. Boyadjieff's cash bonus, including the additional 50% for Common Stock price performance, as expressed as a per cent of base salary was above the average of bonuses granted to CEO's of the Comparable Companies. In 1996 Mr. Boyadjieff's cash bonus, expressed as a per cent of base salary, was below the average of bonuses granted to CEO's of the Comparable Companies.

  Mr. Boyadjieff was granted options to purchase 66,164 shares of Common Stock in 1997. The current market value of such shares at the date of grant was approximately 150 per cent of his 1996 base salary. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant and have a term of ten years with a five-year vesting schedule. Using an option pricing model, the value of these options, expressed as a percent of base salary, was between the 25th and 50th percentile of CEO's in the Comparable Company group.

CONCLUSION

  The Compensation Committee believes that the Company's executive compensation programs are effective in attracting, motivating and retaining outstanding executives and that they are consistent with the long-term interests of the Company and its shareholders.

                                          The Compensation Committee

                                                James D. Woods, Chairman
                                                Jack W. Knowlton
                                                Robert A. Teitsworth

                            EXECUTIVE COMPENSATION

COMPENSATION AND STOCK OPTION INFORMATION

  The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its four other highest paid executive officers for the years indicated. Two additional tables provide detailed information about these employees' stock options.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                            ANNUAL                ------------
                                            ANNUAL                   AWARDS
                                        COMPENSATION(a)           ------------
                              -----------------------------------    SECURITIES
NAME AND PRINCIPAL                                 OTHER ANNUAL    UNDERLYING     ALL OTHER
POSITION                 YEAR  SALARY   BONUS(b)  COMPENSATION(c)   OPTIONS    COMPENSATION(d)
------------------       ---- -------- ---------- --------------- ------------ ---------------
George Boyadjieff....... 1997 $550,000 $1,038,566                    66,164        $10,398
 Chief Executive Officer 1996 $487,600 $  266,548                    61,317        $ 6,009
                         1995 $460,000 $  165,559                    50,000        $ 4,916

Walter B. Reinhold...... 1997 $250,000 $  472,067     $84,308(e)                   $ 9,587
 Chairman                1996 $250,000 $  136,663                                  $ 5,351
                         1995 $250,000 $   89,978                                  $ 4,181

Richard A. Kertson...... 1997 $275,000 $  388,208                    22,056        $11,185
 Vice-President Finance
  and Chief Financial    1996 $240,000 $   95,998                    21,951        $ 6,702
  Officer                1995 $225,000 $   59,985                    23,529        $ 5,655

Roger D. Morgan......... 1997 $211,000 $  325,901                    16,922        $ 9,758
 Vice-President and
  President              1996 $205,000 $   29,896                    19,512        $ 5,484
 Varco Drilling Systems
  Division               1995 $200,000 $   29,867                    21,765        $ 4,349

Robert J. Gondek........ 1997 $216,000 $  280,164                    17,324        $ 9,587
 Vice-President and
  President-             1996 $205,000 $   54,496                    19,024        $ 5,484
 Martin-Decker/TOTCO Di-
  vision                 1995 $195,000 $   41,600                    20,000        $ 4,181

-------
(a) In August of 1994 the Company adopted a deferred compensation plan (the "Executive Management Savings Plan") whereby officers of the Company and its subsidiaries can defer up to 50% of their salary and 100% of their bonus. Mr. Boyadjieff deferred $20,000 of his 1995 bonus, $40,000 of his 1996 bonus and $50,000 of his 1997 bonus; Mr. Kertson deferred $45,000 of his 1995 bonus, $68,664 of his 1996 bonus, and $310,739 of his 1997 bonus; and Mr. Morgan deferred $5,290 of his 1995 salary, $6,127 of his 1996 salary and $6,302 of his 1997 salary. Amounts reported include the deferred amounts.
(b) Consists of cash bonuses under the Management Incentive Bonus Plan and the fair market value at the date of award of Common Stock awarded under the Stock Bonus Plan. The cash bonuses and stock awards were paid in the first quarter of the subsequent year for services rendered in the year indicated.
(c) Except in the case of Mr. Reinhold in 1997, perquisites are excluded as their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10% of salary plus bonus.
(d) Such amounts represent allocations (including the Company's contribution and forfeitures) pursuant to the Profit Sharing Retirement Plan and the dollar value of the benefit from premiums paid on "split-dollar" life insurance policies. With the exception of Mr. Reinhold, all individuals named above are also participants in the Supplemental Executive Retirement Plan (the "Supplemental Plan"), which provides for retirement, death and disability benefits. The Supplemental Plan provides for a total benefit equal to 40% of the aggregate of a participant's highest five calendar years of base salary (the "normal retirement benefit"), which vests at the rate of 10% per year of service, is fully vested upon death, and is prorated in the event of early retirement but not in the event of disability. The normal retirement benefit is payable in 120 equal monthly installments commencing upon the earlier of retirement or death or, in the case of disability or early retirement, generally commencing at age 65. In the event of a change in ownership of the Company, as defined in the Internal Revenue Service regulations for "golden parachute payments", benefits become fully vested subject to the limitation that the increase in benefits may not be greater than three times the participant's salary. All of the foregoing individuals, except for Mr. Gondek were fully vested at December 31, 1997. The Supplemental Plan is unfunded.
(e) Consists of $77,191 in legal cost paid by the Company on behalf of Mr. Reinhold, $5,597 for personal use of a Company automobile and $1,520 in other perquisites.

  On August 12, 1994, the Board of Directors approved the Executive Management Savings Plan (the "Executive Savings Plan"), which is designed to provide supplemental retirement income benefits to the Company's executive and divisional officers by enabling participants to defer up to 50% of their salary and up to 100% of their bonuses. Participants in the Executive Savings Plan may also participate in the Company's "split-dollar" life insurance program pursuant to which the Company will purchase a life insurance policy for a premium equal to the amounts deferred plus any additional amount required to provide a minimum death benefit. Amounts payable to a participant under the Executive Savings Plan are offset by any benefits paid under the participant's life insurance policy. In addition to providing death benefits, the life insurance policies are intended to provide security for the payment of benefits under the Executive Savings Plan (a) in the event that (1) the participant's employment is terminated without cause or (2) the participant terminates his or her employment for "Good Reason" within three years following a "Change in Control"; (b) at the participant's election upon two years' advance notice; or (c) in the event of the participant's disability. "Good Reason" is defined as one of the following events without the participant's consent: (a) a significant adverse change in the participant's position or a change of more than 50 miles in the participant's business location; (b) a reduction in the participant's base salary; or (c) the elimination or reduction of benefit plans by the Company without providing substitutes therefor. The term Change in Control has the same definition as under the Director Savings Plan described above under the caption "Director Compensation." Due to the reduction in the number of outstanding shares of the Company's Common Stock as a result of the completion of the Tender Offer, Baker Hughes became the owner of more than 20% of the Company's Common Stock, which resulted in a Change in Control under the "split-dollar" life insurance program.

                             OPTION GRANTS IN 1997

                                                                                           POTENTIAL
                                              INDIVIDUAL GRANTS                       REALIZABLE VALUE AT
                         ------------------------------------------------------------   ASSUMED ANNUAL
                          NUMBER OF                                                     RATES OF STOCK
                         SECURITIES     % OF TOTAL                                    PRICE APPRECIATION
                         UNDERLYING  OPTIONS GRANTED                                  FOR OPTION TERM (c)
                           OPTIONS   TO EMPLOYEES IN  EXERCISE PRICE                  -------------------
                         GRANTED (a)     1997(b)        PER SHARE    EXPIRATION DATE     5%        10%
                         ----------- ---------------- -------------- ---------------- -------- ----------
G. Boyadjieff...........   66,164         13.57%          $12.47     February 5, 2007 $519,741 $1,311,727
R. Kertson..............   22,056          4.52%          $12.47     February 5, 2007  173,257    437,269
R. Morgan...............   16,922          3.47%          $12.47     February 5, 2007  132,928    335,485
R. Gondek...............   17,324          3.55%          $12.47     February 5, 2007  136,086    343,455

                                                   ASSUMED PRICE APPRECIATION (d)
                                                   -----------------------------
                                                        5%             10%
                                                   ------------   --------------
Assumed price per share at 2/5/2007..............  $      20.32   $        32.29
Gain on one share valued at $12.4688 at 2/6/1997.  $       7.86   $        19.83
Gain on all shares (based on 64,251,600 shares
 outstanding at 3/1/98)..........................  $504,718,421   $1,273,813,157
Gain for all 1997 optionees (based on 487,502
 options)........................................  $  3,829,496   $    9,664,918
Optionee gain as a percentage of total
 shareholder gain................................          0.76%            0.76%

--------
(a) All options were granted pursuant to the 1990 Stock Option Plan and have a term of 10 years. The exercise price of the options is the mean between the high and low sales prices of the Company's Common Stock as reported on the New York Stock Exchange Consolidated Transactions Tape on the date of grant. The options granted consist of incentive stock options ("ISOs") to the extent permitted by Section 422 of the Internal Revenue Code and "non-statutory options" with respect to the balance. For the persons named in the table, the ISOs included in the total options granted were as follows: Mr. Boyadjieff, 8,020; Mr. Kertson, 11,264; Mr. Morgan, 11,072; and Mr. Gondek 12,022. The options become exercisable in five equal annual installments of 20% commencing one year after the date of grant. Options terminate upon termination of employment other than by death or retirement. In the event of death, the options may be exercised by the employee's personal representative for a period of up to 12 months to the extent vested at the time of death. In the event of normal retirement, the options become fully vested and are exercisable for a period of up to three months following retirement.
(b) The total number of options granted in 1997 was 487,502.
(c) Represents aggregate appreciation of 63% and 159% for assumed annual rates of appreciation of 5% and 10%, respectively, compounded annually for the ten-year option term.

      AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                               NUMBER OF SECURITIES
                                                    UNDERLYING           VALUE OF UNEXERCISED
                          SHARES                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                         ACQUIRED              AT DECEMBER 31, 1997     AT DECEMBER 31, 1997(a)
                            ON      VALUE    ------------------------- -------------------------
          NAME           EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- ---------- ----------- ------------- ----------- -------------
G. Boyadjieff...........  37,000  $1,904,530   358,926      269,872    $6,619,459   $2,352,341
R. Kertson..............  39,000  $1,357,377     1,602      103,414    $   29,236   $1,613,627
R. Morgan...............  21,000  $  597,522    53,216       92,260    $  937,738   $1,465,765
R. Gondek...............  18,000  $  574,650    43,608       89,764    $  768,352   $1,418,092

--------
(a) Represents the closing price for Varco Common Stock on December 31, 1997 of $21.4375 less the exercise price for all exercisable and unexercisable options for which the exercise price is less than such closing price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are James D. Woods, Jack W. Knowlton and Robert A. Teitsworth, none of whom is an officer or employee of the Company or any of its subsidiaries.

  During 1997, no executive officer of the Company served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

                         STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for Varco Common Stock compared with the S&P 500 Stock Index and a peer group of companies index. The Company uses the S&P Oil Equipment and Service Index for its peer group of companies index.

  The graph assumes that the value of the investment in Varco Common Stock, the S&P 500 Stock Index and the peer group of companies index each was $100 on December 31, 1992 and that all dividends were reinvested.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

                        AMONG VARCO INTERNATIONAL, INC.

                       S&P 500 INDEX AND S&P GROUP INDEX


                       [PERFORMANCE GRAPH APPEARS HERE]

      DECEMBER 31,                       1992  1993   1994   1995   1996   1997
      ------------                       ---- ------ ------ ------ ------ ------
      Varco International............... 100  129.73 135.14 264.86 500.00 927.03
      S & P 500......................... 100  110.08 111.54 153.45 188.69 251.64
      Peer Group(1)..................... 100  108.57  99.75 138.20 195.59 300.65

--------
(1) The Peer Group is the S&P industry group 395, oil well equipment and services group. Most of the companies included in the SP Group Index are much larger than the Company, and accordingly did not constitute significant factors in the compensation surveys considered by the Compensation Committee.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

  The Company's facilities in Orange, California are leased under two leases, each of which includes certain officers, directors and shareholders of the Company as lessors. One lease is a net ground lease (as amended, the "Plant Lease"), which covers approximately nine acres on which the Company's warehousing and manufacturing facilities are located, and the other lease is a net lease (the "Office Lease") which covers an office building (the "Office Facility") containing approximately 36,000 square feet.

  The lessors under the Plant Lease are Walter B. Reinhold; G. J. Becker, trustee of The G. J. Becker Family Trust; Howard P. Lorenz, executor of the estate of Charlotte Lorenz, deceased; B. Reinhold Jr., and Mary E. Reinhold, trustees of The Reinhold Trust; Howard P. Lorenz, trustee of The Charlotte L. Tedhams Irrevocable Trust; and Leo J. Pircher. The lessors under the Office Lease are Walter B. Reinhold; G. J. Becker and Ruth Becker, trustees of The G.
J. Becker Family Trust; Howard P. Lorenz, executor of the estate of Charlotte Lorenz, deceased; Baldwin T. Reinhold and Carol Anne Reinhold, trustees of The Reinhold Family Trust and Leo J. Pircher. The land subject to the Plant Lease was acquired in March 1975 for approximately $446,000 and leased to Varco on March 7, 1975.

  The term of the Plant Lease expires December 31, 2012, and the Plant Lease provides for an upward (but not downward) adjustment of rental based on fair rental value in the years 1982, 1987, 1992, and 2002. The rent under the Plant Lease is currently $40,000 per month, as adjusted in 1987; no adjustment was required in 1992. In addition to rent, the Company is obligated to pay real estate taxes, insurance and other expenses. The Company has the right to purchase the property covered by the Plant Lease from the lessors each year during the term of such Lease at the greater of the original cost of the property to the lessors or the fair market value at the time of exercise as agreed upon by the Company and the lessors or, if they fail to agree, as determined by an independent appraisal.

  The land and office building subject to the Office Lease were purchased by the lessors thereunder and leased to the Company effective September 29, 1988. The purchase price for such property was approximately $2,000,000. In addition, such lessors paid the amount of $560,000 to the Company representing the estimated cost of tenant improvements required by the Company.

  In order to accommodate the Company's requirement for an expansion of the Office Facility by approximately 10,000 square feet (the "Expansion"), the Office Lease was amended in January 1996 (the "Office Lease Amendment"). Pursuant to the Office Lease Amendment, the Office Lease was amended to (1) extend the termination date from December 31, 1998 to December 31, 2005 and
(2) increase the monthly rental from approximately $24,000 to approximately $29,000. The lessors under the Office Lease contributed $625,000 for the Expansion, which approximated its cost. In connection with the Office Lease Amendment and related matters, the Company paid legal fees of the lessors under the Office Lease of approximately $83,000.

  The rent under the Office Lease is subject to periodic adjustments, based on any increase in the consumer price index, subject to a minimum increase of 3% per annum and a maximum increase of 7% per annum. Pursuant to the most recent such adjustment, the monthly rental was increased to $30,282 effective May 1, 1996. Additional adjustments are provided for on November 1, 1998, May 1, 2001 and November 1, 2003. The Company is also obligated to pay real estate taxes, insurance and other expenses.

  The Company has an option to extend the Office Lease for 60 months at a monthly rental equal to 95% of fair market rent (but not less than the then current monthly rental) at the commencement of the option period. The monthly rental during the option period is subject to adjustment during the 30th month of the option period based on any increase in the consumer price index and subject to the same minimum and maximum as applicable during the primary term of the Office Lease.

  Management believes that the terms of both the Plant Lease and the Office Lease are reasonable and no less favorable to the Company than the terms which it would have been able to obtain if the respective properties subject thereto had been leased from unrelated parties.

  Leo J. Pircher is a member of Pircher, Nichols & Meeks, general counsel for the Company. The fees paid by the Company to Pircher, Nichols & Meeks for 1997 did not exceed 5% of such firm's 1997 gross revenues.

                        PROPOSED AMENDMENT TO INCREASE
                            AUTHORIZED COMMON STOCK

  The Board of Directors has approved and recommends that the shareholders approve a proposed amendment (the "Proposed Amendment") to Article Three of the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 120,000,000. If approved by the shareholders, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment with the California Secretary of State, which is expected to occur shortly after such shareholder approval.

  The authorized capital stock of the Company currently consists of 80,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, of which 80,000 shares have been designated as Series A Participating Preferred Stock and reserved for issuance pursuant to the Company's Shareholder Rights Plan. No increase in the authorized Preferred Stock is proposed. Of the currently authorized 80,000,000 shares of Common Stock, as of the Record Date, 64,324,335 shares were issued and outstanding and 9,172,987 shares were reserved or available for issuance pursuant to the Company's 1980 Employee Stock Purchase Plan, 1990 Stock Option Plan, Stock Bonus Plan, 1994 Directors' Stock Option Plan, and outstanding options.

  The Board of Directors believes that it is advantageous for the Company to have additional authorized and unissued shares of Common Stock to provide the Board with the flexibility to act promptly with respect to acquisitions, public or private financings and other transactions and to avoid the possible delay and expense of a special meeting of shareholders to authorize additional shares for a particular purpose. The additional authorized shares of Common Stock will also be available for employee benefit plans, conversion of future issues of convertible debt or preferred stock, stock dividends, stock splits, issuance pursuant to the Company's Shareholder Rights Plan, and other proper corporate purposes.

  In the event of a proposed merger, tender offer or other attempt to gain control of the Company which the Board of Directors does not approve, the additional shares, as well as the currently authorized and unissued shares of Common Stock and Preferred Stock, would be available for use to impede or deter an attempted takeover which some shareholders might deem advantageous. By way of example, the Board of Directors could use additional shares to dilute the stock ownership of a person or entity seeking to obtain control of the Company, place privately shares with purchasers who might ally themselves with the Board to oppose a hostile takeover bid or a series of Preferred Stock could be created with voting rights, either separately or as a class together with the holders of Common Stock with respect to any merger, sale of assets or other extraordinary corporate transaction. In the event that any person or group acquires more than 15% of the Company's outstanding Common Stock without the prior approval of the Board of Directors, the additional shares of Common Stock would also be available for issuance pursuant to the exercise of Preferred Stock Purchase Rights granted by the Board of Directors under the Company's Shareholder Rights Plan.

  Except for the shares reserved or available for issuance pursuant to Company benefit plans as described above and shares which may become issuable pursuant to the Company's Shareholder Rights Plan, the Company does not currently have any other understandings, arrangements, agreements or commitments for the issuance of additional shares of Common Stock. The Board of Directors generally will have the power under California law to issue additional shares of Common Stock, including those authorized by the Proposed Amendment, for such purposes and consideration and upon such terms and conditions as the Board deems appropriate, without further shareholder approval unless required by applicable law or the rules of the New York Stock Exchange.

  Any additional shares of Common Stock issued by the Company will have the same rights and privileges as shares of Common Stock now issued and outstanding. Shareholders of the Company do not have preemptive rights to subscribe for or purchase additional shares of the Company's capital stock. Future issuances of Common Stock may have a dilutive effect on the earnings per share of Common Stock and on the equity and relative voting power of holders of Common Stock at the time of issuance.

  The Company intends to apply for the listing on the New York Stock Exchange of any additional shares of Common Stock which may be issued and for which listing has not been previously authorized.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

                AMENDMENTS OF 1994 DIRECTORS' STOCK OPTION PLAN
                  AND CERTAIN OPTIONS OUTSTANDING THEREUNDER

  The 1994 Directors' Stock Option Plan (the "Plan") was adopted by the Board of Directors on August 11, 1994, and approved by the Shareholders of the Company at the 1995 Annual Meeting. The Plan provides for the automatic grant of options to non-employee directors ("Eligible Directors") of the Company. All options granted under the Plan are non-statutory options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The closing price of the Company's Common Stock, as reported on the New York Stock Exchange Composite Tape on March 31, 1998, was $25.75.

  On November 6, 1997 , the Plan was amended by the Board of Directors to provide for the acceleration of the exercisability of options granted under the Plan in the future as well as options currently outstanding under the Plan which have not become fully exercisable (the "Outstanding Options") under certain circumstances. The amendments to both the Plan and the Outstanding Options (collectively, the "Amendments") were adopted subject to shareholder approval and will be void and of no effect if approval is not obtained at the 1998 Annual Meeting.

  Options granted under the Plan become exercisable in two equal installments on the first and second anniversary of the date of grant. The Plan and the Outstanding Options currently provide that in the event that a Director ceases to be an Eligible Director for any reason, including death or disability, outstanding options continue to be exercisable to the extent that they were exercisable at the time such Director ceased to be an Eligible Director. In any event other than the death or disability of such Director, the options continue to be exercisable for a period of three months; in the case of death or disability, the period is 12 months, but in any case not later than 10 years after the date of grant.

  Pursuant to the Amendments, in the event that a Director ceases to be an Eligible Director after attaining the age of 65 years or by reason of his or her death or disability at any age, the options will become exercisable with respect to all shares subject thereto, whether or not they would otherwise be exercisable, provided that at least six month have elapsed since the original date of grant. If a director ceases to be an Eligible Director prior to age 65 for any reason other than death or disability, the options will continue to be exercisable only to the extent they were otherwise exercisable. If a Director ceases to be an Eligible Director prior to age 65 for any reason other than death or disability, the period for exercise is three months; if the Director has attained age 65 or in the event of his or her disability, the period is 12 months, but in any case not later than 10 years after the date of grant.

  Messrs. Dotson, Horn, Knowlton, Pircher, Teitsworth, White and Woods and Ms. Suggs hold Outstanding Options and are eligible for future option grants under the Plan.

  The principal terms of the Plan, as amended by the amendments, and the Federal income tax consequences are summarized below.

PURPOSE

  The purpose of the Plan is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain highly qualified non-employee directors and by encouraging increased ownership of the Company's Common Stock by such directors.

SHARES SUBJECT TO PLAN

  The maximum number of shares of Common Stock which may be issued upon the exercise of options granted under the Plan is 1,240,000, subject to further adjustment in the event of stock dividends, split-ups, consolidations, recapitalizations, reorganizations or similar events. Any shares subject to options granted under the Plan, which expire or terminate without having been exercised in full, again become available for issuance under the Plan.

ADMINISTRATION

  The Plan is to be administered by a committee appointed by the Board of Directors, consisting of not less than three directors. As permitted by the Plan, the Board of Directors has designated the Compensation Committee as the committee under the Plan. All costs and expenses incurred in the administration of the Plan will be paid by the Company.

  The Compensation Committee has the authority to interpret the Plan provided, provided, however, that the Plan is intended to be a "formula plan" and, accordingly, the Compensation Committee has no discretion with respect to (1) the eligibility or selection of directors to be granted options under the Plan, (2) the timing of the grant of any option, (3) the number of shares subject to any option or the exercise price thereof, or (4) any other matter or determination which would cause the Plan not to meet such criteria.

ELIGIBILITY

  All directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to participate in the Plan.

GRANT OF OPTIONS

  The Plan provides for the automatic grant of "initial" options and "annual" options. An initial option is automatically granted to each Eligible Director on the date he or she becomes an Eligible Director. Annual options are automatically granted to each Eligible Director on the second Thursday of August in each year to and including the year 2003.

TERMS OF OPTIONS

  The number of shares subject to each option to be granted under the Plan is 10,000, and the exercise price is equal to the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price is payable in full at the time of exercise of an option and may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise), or partly in cash and partly in shares of Common Stock. The number of shares to be subject to each option to be granted and the exercise price and the number of shares subject to each outstanding option are subject to further adjustment in the event that the number of shares subject to the Plan is adjusted.

  The term of each option is 10 years from the date of grant, subject to earlier termination in the event that a director ceases to be an Eligible Director for any reason. As amended by the Amendments, the Plan provides for the exercise of options (1) by a holder or his or her guardian or legal representative for a period of 12 months following the date he or she ceased to be an Eligible Director after attaining the age of 65 years or by reason of death or disability and (2) by a holder for a period of three months following the date he or she ceased to be an Eligible Director prior to the age of 65 for any reason other than death or disability, provided that if such holder dies within such three-month period, he or she shall be deemed to have died on the date he or she ceased to be an Eligible Director and any options shall be exercisable in accordance with the provisions of clause (1) above. In the event that a holder ceases to be an Eligible Director prior to attaining age 65 for any reason other than death or disability, the options are only exercisable to the extent exercisable at the time he or she ceased to be an Eligible Director; in all other events, the options become fully exercisable provided that at least six months have lapsed from the date of grant. In no event are options exercisable more than 10 years from the date of grant.

  Options granted under the Plan also terminate in the event of the merger, consolidation, reorganization, liquidation or dissolution of the Company unless, in the case of a merger, consolidation or reorganization, the agreement with respect thereto provides otherwise. No option granted under the Plan is transferable except by will or the laws of descent and distribution and any such option is exercisable during the holder's lifetime only by him or her or in the event of disability, his or her guardian or legal representative.

  Each option granted under the Plan becomes exercisable in two equal installments on the first and second anniversaries of the date of grant. Options outstanding under the Plan also become exercisable in full upon the occurrence of a "Change of Control" of the Company and during the 30-day period prior to any merger, consolidation, reorganization, liquidation or dissolution of the Company unless, in the case of a merger, consolidation or reorganization, the outstanding options are assumed by the continuing or surviving corporation. A Change in Control of the Company occurs if any person or "group" as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains control of more than 50% of the Company's outstanding Common Stock or as a result of a contested election, directors in office before such election cease to constitute a majority of the Board of Directors.

AMENDMENT AND TERMINATION

  The Board of Directors may amend or terminate the Plan at any time, but no such amendment or termination shall affect any option granted prior thereto without the holder's consent. In addition, (1) shareholder approval is required for any amendment which would (a) materially increase the benefits accruing to participants thereunder, (b) materially increase the number of shares which may be issued thereunder, or (c) materially modify the requirements as to eligibility for participation and (2) the Plan may not be amended more than once every six months other than to comply with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended. Unless sooner terminated, the Plan will terminate 10 years from August 11, 1994.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief description of certain aspects of the Federal income tax treatment to the Company and the directors of options granted under the Plan and the use of Common Stock as payment for shares received upon the exercise of such options. Such description is based upon Federal tax law (the Code, the Income Tax Regulations and administrative and judicial precedent) in effect on the date hereof. Such law may be changed or modified at any time in a way that might affect the tax treatment to the Company or the directors.

  Under current law, the grant of an option under the Plan to a director will not result in taxable income to the director or in a deduction to the Company. A director exercising an option will generally recognize ordinary income in an amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price, and the Company will be entitled to a deduction in a like amount. At the time that the shares are acquired, the director's basis in such shares generally will be the fair market value of the shares on the date that income is recognized to the director, and any gain or loss resulting from a subsequent sale of the shares will generally be a capital gain or loss.

  A director who elects to pay all or a portion of the exercise price in connection with the exercise of an option by delivering shares of Common Stock generally will be subject to tax (and the Company will receive a deduction) as described above. A portion of the newly-acquired shares of Common Stock will assume the basis of the Common Stock delivered to the Company and have a "tacked" holding period which includes the period during which the shares so delivered were held. The remainder of the newly-acquired shares will have a basis equal to their fair market value as of the date income is recognized to the director, and the holding period of such shares will begin on such date.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for the annual period ending December 31, 1998. If the shareholders do not ratify this appointment, the Board of Directors will consider whether the appointment of other independent auditors is in the best interests of the Company. The Company anticipates that representatives of Ernst & Young LLP will be in attendance at the Annual Meeting, and that such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  The Company's Audit Committee and Board of Directors recommend a vote FOR the ratification of the appointment of Ernst & Young LLP. Ratification of such selection requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting, in person or by proxy, at the Annual Meeting provided that the affirmative votes equal or exceed a majority of the required quorum.

                                 OTHER MATTERS

  While the Board of Directors has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholder proposals intended to be presented at the 1999 Annual Meeting must be received no later than December 4, 1998, to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting, and should be addressed to the Secretary of the Company at the Company's principal executive office.

                                          VARCO INTERNATIONAL, INC.

                                          Donald L. Stichler
                                          Secretary

Orange, California
April [ ], 1998

                           VARCO INTERNATIONAL, INC.

                       1994 DIRECTORS' STOCK OPTION PLAN
                      As Amended Through November 6, 1997


1.  PURPOSE

The purpose of this 1994 Directors' Stock Option Plan (the "Plan") of Varco International, Inc. (the "Company") is to advance the interests of the Company and its shareholders by enabling the Company to attract and retain highly qualified directors who are not also employees of the Company or any of its subsidiaries and by encouraging increased ownership of shares of the Common Stock of the Company (the "Common Stock") by such directors.

2.  ADMINISTRATION

The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which shall consist of not less than three directors of the Company. The Board may designate its Compensation Committee, if any, as the Committee. The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable. Notwithstanding the foregoing, the Plan is intended to meet the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") and, more specifically, to meet the criteria for a plan providing for "formula awards" set forth in Rule 16b-3(c)(2)(ii) or any successor rule or regulation, and, accordingly, the Committee shall have no discretion with respect to the eligibility or selection of directors to be granted options ("Options") under the Plan, the timing of the grant of any Option, the number of Shares subject any Option or the exercise price thereof, or any other matter or determination which would cause the Plan not to meet such criteria. Decisions of the Committee shall be final and binding upon all parties having an interest in the Plan.

3.  PARTICIPATION

All directors of the Company who are not employees of the Company or any subsidiary of the Company ("Eligible Directors") shall be eligible to participate in the Plan. As used herein, "subsidiary" shall mean any corporation at least 50% of the outstanding voting stock of which is owned, directly or indirectly through one or more intermediaries, by the Company.

4.  COMMON STOCK SUBJECT TO THE PLAN

Subject to adjustment as provided in Section 7 of the Plan, the maximum number of shares of Common Stock which may be issued upon the exercise of Options shall be 650,000. Such shares shall be authorized but unissued shares. If any Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares which were subject thereto shall again become available for issuance under the Plan.

5.  GRANTS OF OPTIONS

    (a) Initial Grants. There shall be granted to each Eligible Director (i) on the date of his or her initial election as a member of the Board in the case of each Eligible Director who was not a member of the Board of Directors on the date the Plan was approved by the Board (the "Board Approval Date"), (ii) on the Board Approval Date in the case of each Eligible Director who is a member of the Board on the Board Approval Date, and (iii) on the date a person becomes an Eligible Director by virtue of the termination of his or her employment by the Company or any subsidiary of the Company in the case of each Eligible Director who was not an Eligible Director on the date of his or her initial election as a member of the Board or on the Board Approval Date, an Option to purchase 5,000 shares of Common Stock.

    (b) Annual Grants. There shall be granted to each Eligible Director annually on the second Thursday of August in each year, commencing with the year 1995 and to an including the year 2003, an Option to purchase 5,000 shares of Common Stock ("Annual Grant Option").

    (c) Election. Any Eligible Director may elect not to receive an Annual Grant Option, but only by written notice delivered to the Committee not less than six months prior to the date of grant of such Option.

    (d) Adjustments. The number of shares subject to any outstanding Option and the number of shares subject to any Option to be granted under this Section 5 shall be subject to adjustment from time to time as provided in Section 7 of the Plan.

    (e) No Limitation on Removal. No Option granted under this Section 5 shall be construed as limiting any right which either the shareholders of the Company or the Board may have to remove at any time, with or without cause, any Eligible Director from the Board.

6.  TERMS AND CONDITIONS OF OPTIONS

    Each Option shall be evidenced by a written instrument in substantially the form of Exhibit 1 attached hereto or in such other form as may be approved by the Committee and shall be subject to the following terms and conditions:

    (a) Term. The term of each Option shall be ten years from its date of grant, subject to earlier termination in accordance with Section 7(b) of the Plan or as follows:

            (i) If any Eligible Director shall cease to be an Eligible Director prior to attaining the age of 65 years for any reason other than his or her death or disability (within the meaning of Section 422(c)(6) of the Internal Revenue Code of 1986, as amended (the "Code")) while holding an Option which has not expired and has not been fully exercised, such holder may exercise such Option to the extent that it was exercisable at the time he or she so ceased to be an Eligible Director at any time within three months after the date on which such holder so ceased to be an Eligible Director, but in no event later than ten years from the date such Option was granted. Such Option shall terminate upon the expiration of such period unless the holder dies prior to such expiration, in which event he or she shall be deemed to have died on the date he or she so ceased to be an Eligible Director, and such Option shall be exercisable and terminate in accordance with the provisions of paragraph
    (ii) below.

            (ii) If any Eligible Director shall cease to be an Eligible Director after attaining the age of 65 years or by reason of his or her death or disability (within the meaning of Section 422(c)(6) of the Code), while holding an Option which has not expired and has not been fully exercised, such holder (or his or her guardian or legal representative) may exercise such Option to the extent hereinafter provided at any time within twelve months after the date on which such person so ceased to be an Eligible Director, but in no event later than ten years from the date such Option was granted, and such Option shall terminate upon the expiration of such period. Such Option shall be exercisable during such period to the extent that it was exercisable at the time such person so ceased to be an Eligible Director, provided, however, that if such Option was granted at least six months prior to the date such person so ceased to be an Eligible Director, such Option shall become and be exercisable during such period with respect to all shares subject thereto.

    (b) Exercise Price. The purchase price for each share of Common Stock subject to an Option shall be equal to 100% of the Fair Market Value (as hereinafter defined) of the Common Stock on the date such Option is granted. As used in the Plan, "Fair Market Value" on any date shall be equal to the mean of the high and low sales prices of a share of Common Stock on such date (or if such date is not a trading day or there are no sales reported on such date, on the next preceding trading day for which sales are reported), based on the composite or consolidated transactions for New York Stock Exchange issues reported by The Wall Street Journal (or if The Wall Street Journal is not then being published, by The New York Times or such other source as shall be determined by the Committee.) In the event that the Common Stock ceases to be listed on the New York Stock Exchange, the method of determining Fair Market Value shall be determined by the Committee. The exercise price of outstanding Options shall be subject to adjustment from time to time in accordance with
Section 7 of the Plan.

    (c) Exercisability. Each Option shall become exercisable with respect to 50% of the shares subject thereto on the first anniversary of the date of grant of such Option and with respect to the remaining 50% on the second anniversary of such date of grant, provided that the holder is an Eligible Director on the applicable anniversary date. Notwithstanding the foregoing, in the event that
(i) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding Common Stock or (ii) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board of Directors of the Company, then immediately upon the occurrence of any such event (a "Change in Control") each outstanding Option shall become exercisable with respect to all shares subject thereto. Options shall also become exercisable pursuant to the provisions of Sections 6(a)(ii) and 7(b) of the Plan.

    (d) Exercise and Payment. An Option may be exercised only by written notice to the Company at its principal executive office by the person entitled to exercise such Option, stating the number of shares of Common Stock with respect to which such Option is being exercised and accompanied by payment of the full purchase price for the shares with respect to which it is exercised. The minimum number of shares of Common Stock with respect to which an Option may be exercised at any one time shall be 500, unless the number of shares with respect to which the Option is being exercised is the total number of shares available for purchase under the Option. The purchase price may be paid in cash, in shares of Common Stock owned by the Holder, or partly in cash and partly in shares of Common Stock. The value of shares of Common Stock delivered in payment of the purchase price shall be their Fair Market Value, as of the date of exercise. Upon receipt of such notice and payment and payment of any amount on account of withholding taxes as provided in paragraph (e) below, the Company shall promptly issue and deliver to the holder (or other person entitled to exercise the Option) a certificate or certificates for the number of shares of Common Stock as to which the exercise is made. No holder of an Option shall have any rights as an owner of Common Stock until the date of issuance to him or her of such certificate or certificates.

    (e) Withholding Taxes. It shall be a condition to the obligation of the Company to issue shares of Common Stock upon the exercise of an Option, that the holder pay to the Company the amount requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes.

    (f) Transferability. No Option shall be transferable by the holder thereof otherwise than by will or the laws of descent and distribution and any such Option shall be exercisable during the holder's lifetime only by him or her, or in the event of disability, by his or her guardian or legal representative.

    (g) Nonstatutory Options. Each Option shall be a nonstatutory option not intended to qualify as an incentive stock option under Section 422 of the Code.

    (h) Compliance with Law. The exercise of each Option shall be on the condition that the purchase of shares of Common Stock thereunder shall be for investment purposes, and not with a view to resale or distribution unless such shares are registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such registration is not required under such Act, or any other applicable law, rule or regulation.

7.  ADJUSTMENTS

    (a) In the event of any change in the outstanding Common Stock by reason of stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like events (as determined by the Committee), an appropriate and proportionate adjustment shall be made by the Committee in the number of shares available for issuance under the Plan, in the number of shares of Common Stock to be subject to Options to be granted under Section 5 of the Plan, and in the number of shares subject to, and the exercise price of shares of Common Stock subject to Options outstanding under the Plan with respect to any unpurchased shares. Any such adjustment to an outstanding Option shall be made without a change in the total exercise price applicable to such unpurchased shares but with a corresponding adjustment in the per share exercise price. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment under this Section 7(a).

    (b) Notwithstanding anything in paragraph (a) above to the contrary, in the event of any merger, consolidation or other reorganization of the Company in which the Company is not the surviving or continuing corporation (as determined by the Committee) or in the event of the liquidation or dissolution of the Company, all Options shall terminate on the effective date of the merger, consolidation, reorganization, liquidation or dissolution unless, in the case of a merger, consolidation or reorganization, the agreement with respect thereto provides otherwise. Notwithstanding any other provision of the Plan to the contrary, all outstanding Options shall be exercisable with respect to all shares subject thereto for a period of 30 days prior to the effective date of any such merger, consolidation, reorganization, liquidation or dissolution unless, in the case of a merger, consolidation or reorganization, such Options are assumed by the continuing or surviving corporation.

8.  AMENDMENT

The Plan may be amended at any time and from time to time by the Board, provided, however, that shareholder approval shall be required for any amendment materially increasing the benefits accruing to participants under the Plan, materially increasing the number of shares of Common Stock which may be issued under the Plan (except as permitted by Section 7 of the Plan) or materially modifying the requirements as to eligibility for participation in the Plan and provided, further, that the Plan may not be amended more than once every six months other than to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. No amendment to the Plan shall impair the rights of a holder of an Option granted prior to its adoption without such holder's consent.

9.  REGULATORY REQUIREMENTS

    (a) The Company may require that any holder, as a condition of the exercise of any Option, to represent and establish to the satisfaction of the Company that all shares of Common Stock acquired upon the exercise of such Option will be acquired for investment and not with a view to resale or distribution. The Company may prevent the sale or other disposition of any shares acquired pursuant to the exercise of an Option until it is satisfied that such sale or other disposition would not be in contravention of applicable state or Federal securities laws.

    (b) No Option shall be exercisable in whole or in part at any time the Board shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the exercise of such Option or the issuance of shares of Common Stock thereunder, unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

10.  TERMINATION

The Plan shall terminate upon the earlier of the adoption by the Board of a resolution terminating the Plan or ten years from the Board Approval Date. The termination of the Plan shall not affect the validity of any Option outstanding under the Plan at the date of termination, but no Option shall be granted under the Plan subsequent to its termination.

11.  STOCKHOLDER APPROVAL

The Plan shall become effective upon its adoption by the Board, subject to approval by the shareholders of the Company on or before July 31, 1995, by the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at a meeting duly held in accordance with the laws of the State of California. In the event such approval is not obtained, all Options granted under the Plan shall be void and without effect, and no additional Options shall be granted under the Plan.

                                                                       EXHIBIT 1


                           VARCO INTERNATIONAL, INC.

                             DIRECTOR STOCK OPTION


    VARCO INTERNATIONAL, INC., a California corporation, hereby grants to ___________________ (the "Holder") a stock option pursuant and subject to the terms and conditions of the 1994 Directors' Stock Option Plan (the "Plan") of the Company and upon the terms and conditions set forth below. Capitalized terms used and not otherwise defined in this Option shall have the respective meanings set forth in the Plan.

    1. STOCK OPTION. The Company grants to the Holder the right and option to purchase from the Company an aggregate of _____ shares of Common Stock of the Company at an exercise price of $______ per share. This Option shall become exercisable with respect to _____ shares on _________________, and with respect to the remaining _____ shares on _________________, provided that the Holder is an Eligible Director on the applicable date. Notwithstanding the foregoing, this Option shall become exercisable with respect to all shares of Common Stock subject hereto immediately upon the occurrence of a Change in Control and shall become exercisable with respect to all such shares in certain events in accordance with the provisions of Section 2(b) hereof and of Section 7(b) of the Plan. This Option shall be a nonstatutory option not intended to qualify as an incentive stock option under Section 422 of the Code.

    2. TERM. The term of this Option is ten years commencing on _________________ and ending on _________________, subject to earlier termination in accordance with Section 7(b) of the Plan or as follows:

         (a) If the Holder shall cease to be an Eligible Director prior to attaining the age of 65 years for any reason other than his or her death or disability (within the meaning of Section 422(c)(6) of the Code), prior to the expiration of this Option, the Holder may exercise this Option to the extent that it was exercisable at the time he or she so ceased to be an Eligible Director at any time within three months after the date on which he or she so ceased to be an Eligible Director, but in no event later than _________________. This Option shall terminate upon the expiration of such period unless the Holder dies prior to such expiration, in which event he or she shall be deemed to have died on the date he or she so ceased to be an Eligible Director, and this Option shall be exercisable and terminate in accordance with the provisions of paragraph (b) below.

         (b) If the Holder shall cease to be an Eligible Director after attaining the age of 65 years or by reason of his or her death or disability (within the meaning of Section 422(c)(6) of the Code), prior to the expiration of this Option, the Holder (or his or her guardian or legal representative) may exercise this Option to the extent hereinafter provided at any time within twelve months after the date on which he or she so ceased to be an Eligible Director, but in no event later than _________________, and this Option shall terminate upon the expiration of such period. This Option shall be exercisable during such period to the extent that it was exercisable at the time the Holder so ceased to be an Eligible Director, provided, however, that if this Option was granted at least six months prior to the date the Holder so ceased to be an Eligible Director, this Option shall become and be exercisable during such period with respect to all shares subject hereto.

    3. EXERCISE AND PAYMENT. This Option may only be exercised by written notice to the Company at its principal executive office by the person entitled to exercise this Option, stating the number of shares of Common Stock with respect to which it is being exercised (which shall be not less than 500 shares unless this Option is being exercised with respect to the total number of shares available for purchase hereunder) and accompanied by payment of the full purchase price for the shares with respect to which this Option is being exercised. The purchase price may be paid in cash, in shares of Common Stock owned by the Holder, valued at their Fair Market Value on the date of exercise, determined as provided in the Plan, or partly in cash and partly in shares of Common Stock. It shall be a condition to the exercise of this Option that the Holder pay to the Company the amount requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. The Holder shall not have any rights as an owner of Common Stock by reason of the exercise of this Option until the date of issuance to him or her of a certificate or certificates representing the shares of Common Stock purchased.

    4. ADJUSTMENTS. The number of shares of Common Stock subject to this Option and the exercise price is subject to adjustment as provided in Section 7 of the Plan.

    5. TRANSFERABILITY. This Option may not be transferred by the Holder otherwise than by will or the laws of descent and distribution and during the Holder's lifetime shall be exercisable only by him or her, or in the event of disability, by his or her guardian or legal representative.

    6. COMPLIANCE WITH LAW. The exercise of this Option shall be on the condition that the purchase of shares of Common Stock hereunder shall be for investment purposes, and not with a view to resale or distribution unless such shares are registered under the Securities Act of 1933, as amended, or if in the opinion of counsel for the Company such registration is not required under such Act, or any other applicable law, rule or regulation.

    7.   REGULATORY REQUIREMENTS.

    (a) The Company may require that the Holder, as a condition of any exercise of this Option, represent and establish to the satisfaction of the Company that all shares of Common

Stock to be acquired upon such exercise will be acquired for investment and not with a view to resale or distribution. The Company may prevent the sale or other disposition of any shares acquired pursuant to any exercise of this Option until it is satisfied that such sale or other disposition would not be in contravention of applicable state or Federal securities laws.

    (b) This Option shall not be exercisable in whole or in part at any time the Board shall determine in its discretion that the listing or qualification of the shares of Common Stock subject hereto on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the exercise of this Option or the issuance of shares of Common Stock hereunder, unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

    8. CONFLICT. In the event of any conflict between the terms and provisions of this Option and the terms and provisions of the Plan, the terms and provisions of the Plan shall govern.

    9. GOVERNING LAW. This Option shall be governed by and interpreted in accordance with the laws of the State of California.

                                      VARCO INTERNATIONAL, INC.


                                      BY_____________________________
                                        Title:

Dated:  _________________

PROXY                                                                     PROXY
                           VARCO INTERNATIONAL, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 The undersigned hereby appoints GEORGE BOYADJIEFF and RICHARD A. KERTSON, and any of them, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the annual meeting of shareholders of Varco International, Inc., to be held at the Doubletree Hotel, 100 The City Drive, Orange, California on Tuesday, May 19, 1998 at 10:00 a.m. for the purposes set forth on the reverse side.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS A DIRECTOR OF EACH NOMINEE NAMED ON THE REVERSE SIDE (AND VOTES WILL BE CUMULATED, IF APPLICABLE, IN SUCH MANNER AS THE PROXY HOLD-ERS MAY DETERMINE IN THEIR DISCRETION) AND FOR PROPOSALS 2, 3 AND 4.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                           VARCO INTERNATIONAL, INC.
        IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS.  [_]

[                                                                             ]


1. ELECTION OF DIRECTORS                                 WITHHELD      FOR ALL
   G. BOYADJIEFF, G. DOTSON, A. HORN,       For all      from all      except
   J. KNOWLTON, L. PIRCHER, W. REINHOLD,    nominees     nominees     as marked.
   C. SUGGS, R. TEITSWORTH, E. WHITE,         [_]          [_]          [_]
   J. WOODS

________________________________
Nominee Exception

2. PROPOSAL TO AMEND THE COMPANY'S           For        Against      Abstain
   AMENDED AND RESTATED ARTICLES OF          [_]          [_]          [_]
   INCORPORATION TO INCREASE THE NUMBER
   OF AUTHORIZED SHARES OF COMMON STOCK
   FROM 80,000,000 TO 120,000,000. (The
   Board of Directors recommends a vote
   FOR.)

3. PROPOSAL TO APPROVE AMENDMENTS             For        Against      Abstain
   TO THE COMPANY'S 1994 DIRECTORS' STOCK     [_]          [_]          [_]
   OPTION PLAN AND CERTAIN OPTIONS
   OUTSTANDING THEREUNDER. (The Board of
   Directors recommends a vote FOR.)


4. PROPOSAL TO RATIFY THE APPOINTMENT OF      For        Against      Abstain
   ERNST & YOUNG LLP AS THE INDEPENDENT       [_]          [_]          [_]
   AUDITORS OF THE COMPANY. (The Board of
   Directors recommends a vote FOR.)

5. In their discretion, the Proxies are
   authorized to vote upon such other business as may properly come before the meeting.

                                            The undersigned acknowledges
                                            receipt of the Notice of Annual
                                            Meeting of Shareholders and of the
                                            Proxy Statement.

                                            Dated: _______________________, 1998

                                            Signature(s)________________________

                                            ------------------------------------
                                            PLEASE SIGN EXACTLY AS YOUR NAME
                                            APPEARS. JOINT OWNERS SHOULD EACH
                                            SIGN PERSONALLY. WHERE APPLICABLE,
                                            INDICATE YOUR OFFICIAL POSITION OR
                                            REPRESENTATION CAPACITY.